Exhibit 99.1

	CONTACT:	Brad Forsyth
Chief Financial Officer
(415) 408-4700
NEWS RELEASE

Willis Lease Finance Reports Record Earnings Per Share of $1.13 in 3Q08

NOVATO, CA –November 10, 2008 – Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today reported record earnings per share in the third quarter of 2008.  Willis Lease’s net income available to common stockholders increased to $9.9 million, or $1.13 per diluted share, in the third quarter of 2008, compared to $3.0 million, or $0.34 per diluted share, in the like quarter a year ago. In the first nine months of 2008, net income available to common stockholders almost doubled to $19.9 million, or $2.27 per diluted share, from $10.2 million, or $1.18 per diluted share in the like period of 2007.

Third Quarter 2008 Highlights

•                  Lease rent revenue rose 19% to $26.0 million from a year ago.

•                  The lease portfolio increased 9% to $766 million from a year ago.

•                  Average utilization for the quarter was 91% compared with 92% a year ago.

•                  Generated an $11.1 million pretax gain from the sale of ten engines totaling $63 million

•                  Maintenance reserve revenue increased 6% to $8.3 million from a year ago.

•                  Liquidity available from warehouse and revolving credit facilities increased to $278 million at quarter end, up from $49 million a year ago.

•                  Book value per common share was $18.68 at September 30, 2008, up from $17.20 at September 30, 2007.

“The third quarter 2008 results proved to be one of the best in our 30-year history,” said Charles F. Willis, President and CEO.  “During the quarter, we completed the sale of ten jet engines for $63 million, a transaction which was nine months in the making. Besides contributing a gain of $11.1 million pretax to this quarter’s profitability, this transaction allowed us to move some older engines out of the portfolio and free up funds to invest in new engines. We have retained the servicing responsibility for this ten engine portfolio which will generate attractive servicing income going forward and allow us to maintain the valuable relationships we have built up with our customers over the years. We will continue to manage the mix of engines within our portfolio and sell engines when market conditions are advantageous.”

“Our profitability is strong, and we continue to grow at a solid pace.  Our utilization rate is high and the lease portfolio is healthy,” said Don Nunemaker, EVP and GM Leasing. “These are considerable accomplishments in light of the challenges facing companies in our industry today. Given the global downturn in economic activity, the worldwide financial crisis, fluctuations in the price of fuel and the uncertainty associated with each of these going forward, we have been able to successfully navigate our way through these obstacles. Fortunately, we continue to see strong demand for leased engines from our airline customers as the aviation industry looks to conserve capital and reduce expenses.”

Results from Operations

Further expansion of the engine portfolio continued to drive top line growth with third quarter lease rent revenues growing 19% to $26.0 million compared to $21.9 million in the third quarter of 2007.  Maintenance reserve revenue was up 6% to $8.3 million from $7.8 million in the year ago period due to the growth in the portfolio. Gain on sale of equipment was $11.6 million in the third quarter of 2008 related to the sale of eleven engines. The ten engine portfolio sale occurred at the end of the quarter resulting in a $51.9 million reduction in the NBV of the equipment portfolio. There were no engines sold in the year ago period.  Total third quarter revenue grew 54% to $45.9 million from $29.8 million in the third quarter of 2007.

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In the first nine months of 2008, lease rent revenue increased 23% to $77.0 million compared to $62.7 million in the first nine months of 2007.  Year-to-date, maintenance reserve revenue was up 3% to $24.1 million from $23.4 million. Year-to-date, gain on the sale of equipment was $12.8 million compared to $1.3 million in the first nine months of 2007.  Year-to-date, total revenue grew 31% to $115.4 million from $87.9 million in the first nine months of 2007.

With the growth in the engine portfolio, total expenses increased 23% to $29.4 million in the third quarter and 18% to $80.8 million year-to-date.  Depreciation in the third quarter of 2008 grew 22% to $10.1 million from $8.3 million a year ago.  In the first nine months of 2008, depreciation increased 23% to $27.8 million from $22.7 million in the like period of 2007. Write-down of equipment was $0.9 million in the third quarter of 2008, and $2.7 million year-to-date, compared to no write-down in the third quarter a year ago and $2.1 million in the first nine months of 2007.

“All of our debt carries variable interest rates tied to one-month LIBOR, although approximately half of our debt is currently hedged. Consequently, we paid higher interest costs in October on the un-hedged debt due to the spike in LIBOR,” said Brad Forsyth, Chief Financial Officer. “With the actions by the US and other governments to loosen the credit markets resulting in the recent decline in LIBOR interest rates, our finance costs will be favorably impacted going forward. Fortunately, our ability to access the credit markets through our existing WEST warehouse and revolving credit facilities has not been meaningfully impacted by the recent turmoil in the global financial markets.”  Third quarter net finance costs decreased to $9.2 million from $10.4 million in the year ago period, which includes a $1.5 million loss on extinguishment of debt in the third quarter a year ago.

General and administrative expenses increased to $9.2 million in the third quarter compared to $5.3 million in the third quarter a year ago primarily due to increased personnel related costs, technical services expenses and selling expenses as well as increased legal and accounting fees.  Year-to-date G&A expenses totaled $22.8 million compared to $17.0 million in the first nine months a year ago, an increase of 34%. In addition, Chief Operating Officer Lee Beaumont has left the company to focus on his consulting endeavors and new opportunities. “We appreciate all of the fine contributions Lee has made to our firm, and we wish him well in the future,” said Willis. “We do not anticipate filling the Chief Operating Officer position at this time, but rather will call on our senior management team to fulfill his duties and responsibilities.”

In the third quarter of 2008, income from operations increased to $16.5 million from $5.9 million in the year ago period. Year-to-date, income from operations grew to $34.6 million from $19.5 million in the first nine months of 2007.  Willis Lease generated net income of $10.7 million in the third quarter and $22.3 million in the first nine months of 2008, up from $3.8 million in the third quarter and $12.6 million in the first nine months of 2007.  After payment of preferred dividends, net income available to common stockholders grew to $9.9 million, or $1.13 per diluted share, compared to $3.0 million, or $0.34 per diluted share in the third quarter of 2007.  In the first nine months of 2008, net income available to common stockholders grew to $19.9 million, or $2.27 per diluted share, compared to $10.2 million, or $1.18 per diluted share in the year ago period.

Balance Sheet

At September 30, 2008, the company had 152 commercial aircraft engines, 3 aircraft parts packages, and 4 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $766.4 million, compared to 142 commercial aircraft engines, 3 aircraft parts packages, 4 aircraft and other engine-related equipment in its lease portfolio with a net book value of $703.0 million at September 30, 2007. The ten engine sale just prior to quarter end reduced the equipment portfolio net book value by $51.9 million at September 30, 2008.

The restricted cash balance increased in the quarter to $105.8 million compared to $75.7 million a year ago. The increase was due to the ten engine sale, with $41.2 million of the sale proceeds included in the restricted cash balance to be used for future engine purchases. Prior to this transaction, the restricted cash balance was $64.6 million. Equipment held for sale increased to $20.6 million compared to $6.0 million a year ago due to the increase in the number of engines consigned for part-out as well as the inclusion of an engine that was sold by Willis Lease in the fourth quarter.

Total assets increased 15% to $950.3 million at September 30, 2008, compared to $825.4 million a year ago.  Total shareholders’ equity was $196.6 million compared to $173.0 million a year ago.  Book value per common share increased to $18.68 compared to $17.79 at June 30, 2008, and $16.93 at December 31, 2007.

With the establishment of the new WEST $200 million warehouse facility in December 2007 and the placement of $212 million of WEST long term notes in March 2008, the company had $278 million of availability under its revolving credit and warehouse facilities at September 30, 2008, compared to $49 million a year earlier.  The company’s funded debt-to-equity ratio was 3.11 to 1 at September 30, 2008, compared to 3.10 to 1 at September 30, 2007.  Total capital expenditures in the first nine months of 2008 were $137.1 million compared to $129.4 million a year ago.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities worldwide.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

WILLIS LEASE FINANCE CORPORATION

AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
	2008	2007	Change	2008	2007	Change
REVENUE
Lease rent revenue	$26,003	$21,930	18.6%	$77,041	$62,680	22.9%
Maintenance reserve revenue	8,281	7,848	5.5%	24,083	23,376	3.0%
Gain on sale of leased equipment	11,557	(37)	n/a	12,818	1,263	914.9%
Other income	53	73	(27.4)%	1,435	578	148.3%
Total revenue	45,894	29,814	53.9%	115,377	87,897	31.3%

EXPENSES
Depreciation expense	10,082	8,267	22.0%	27,807	22,656	22.7%
Write-down of equipment	862	—	n/a	2,673	2,142	24.8%
General and administrative	9,210	5,278	74.5%	22,763	17,047	33.5%
Net finance costs:
Interest expense	9,628	9,929	(3.0)%	28,989	27,928	3.8%
Interest income	(413)	(1,037)	(60.2)%	(1,476)	(2,796)	(47.2)%
Loss upon extinguishment of debt	—	1,459	(100.0)%	—	1,459	(100.0)%
Total net finance costs	9,215	10,351	(11.0)%	27,513	26,591	3.5%
Total expenses	29,369	23,896	22.9%	80,756	68,436	18.0%

Earnings from operations	16,525	5,918	179.2%	34,621	19,461	77.9%

Earnings from joint venture	183	163	12.3%	565	455	24.2%

Income before income taxes	16,708	6,081	174.8%	35,186	19,916	76.7%
Income tax expense	5,983	2,330	156.8%	12,933	7,366	75.6%
Net income	$10,725	$3,751	185.9%	$22,253	$12,550	77.3%

Preferred stock dividends paid and declared-Series A	782	782	0.0%	2,346	2,346	0.0%
Net income attributable to common shareholders	$9,943	$2,969	234.9%	$19,907	$10,204	95.1%

Basic earnings per common share:	$1.20	$0.36		$2.42	$1.26

Diluted earnings per common share:	$1.13	$0.34		$2.27	$1.18

Average common shares outstanding	8,253	8,174		8,223	8,106
Diluted average common shares outstanding	8,785	8,769		8,764	8,654

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WILLIS LEASE FINANCE CORPORATION

AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data, unaudited)

	September	December	September
	30, 2008	31, 2007	30, 2007
ASSETS
Cash and cash equivalents	$1,508	$7,234	$817
Restricted cash	105,828	64,960	75,686
Equipment held for operating lease, less accumulated depreciation	766,379	744,827	703,010
Equipment held for sale	20,561	5,006	6,033
Operating lease related receivable, net of allowances	8,679	5,550	5,862
Investments	10,451	10,327	10,292
Assets under derivative instruments	377	12	187
Property, equipment & furnishings, less accumulated depreciation	7,895	6,771	6,876
Equipment purchase deposits	13,211	12,180	6,120
Other assets	15,416	11,723	10,473
Total assets	$950,305	$868,590	$825,356

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$14,623	$11,825	$12,002
Liabilities under derivative instruments	8,078	7,709	2,783
Deferred income taxes	58,696	46,632	46,392
Notes payable	612,155	567,108	536,452
Maintenance reserves	50,246	49,481	44,390
Security deposits	5,332	5,890	5,295
Unearned lease revenue	4,575	5,293	5,056
Total liabilities	753,705	693,938	652,370

Shareholders’ equity:
Preferred stock	$31,915	$31,915	$31,915
Common stock ($0.01 par value)	88	84	82
Paid-in capital in excess of par	57,752	55,712	55,139
Accumulated other comprehensive loss, net of tax	(6,752)	(6,749)	(3,508)
Retained earnings	113,597	93,690	89,358
Total shareholders’ equity	196,600	174,652	172,986

Total liabilities and shareholders’ equity	$950,305	$868,590	$825,356

Note: Transmitted on Global Newswire on November 10, 2008 at 3:30 a.m. PDT